U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING           SEC FILE NUMBER
                                                                   333-129864

                                                                 CUSIP NUMBER
                                                                  252404 20 7


|_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

                  For Period Ended: March 31, 2007

                  |_| Transition Report on Form 10-K
                  |_| Transition Report on Form 20-F
                  |_| Transition Report on Form 11-K
                  |_| Transition Report on Form 10-Q
                  |_| Transition Report on Form N-SAR

      For the Transition Period Ended: N/A

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

--------------------------------------------------------------------------------
Part I - Registrant Information
--------------------------------------------------------------------------------

      Full Name of Registrant: Dhanoa Minerals Ltd.

      Former Name if Applicable: N/A

      Address of Principal Executive Office (Street and Number)

      1330 Martin Grove, Toronto, Ontario, Canada M9W 4X4

--------------------------------------------------------------------------------
Part II - Rules 12b-25(b) and (c)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

|_|         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|_|         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject annual report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

|_|         (c) The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------
Part III - Narrative
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Forms 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed period.

The registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete their review of the registrant for the period ended March 31, 2007, before the required filing date for its Form 10-QSB.

--------------------------------------------------------------------------------
Part IV - Other Information
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification:

                           Paul Roberts (416) 838-4348

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

EXPLANATION:

      N/A


                                     Dhanoa Minerals Ltd.


Date: May 15, 2007                   By: /s/ Paul Roberts
                                        ----------------------------------------
                                         Paul Roberts,
                                         Chief Executive Officer and President


                                    ATTENTION

      Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).